Filed Pursuant to Rule 433
                                                  Registration No. 333-127031-15

The Depositor has filed a registration statement (including the prospectus (the "Prospectus")) with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus in the registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor, the issuing trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Depositor or Goldman, Sachs & Co., the underwriter for this offering, will arrange to send the Prospectus to you if you request it by calling toll-free 1-866-471-2526.


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                        THE SERIES 2006-AR1 CERTIFICATES


                 Initial     Pass-
                Principal   Through                                  Interest
     Class     Balance(1)     Rate         Principal Types             Types
--------------------------------------------------------------------------------
     Offered Certificates
Class I-A-1     $137,420,000  (2)  Senior, Pass-Through            Variable Rate
Class I-A-R             $100  (2)  Senior, Sequential Pay          Variable Rate
Class II-A-1     $96,469,000  (3)  Super Senior, Pass-Through      Variable Rate
Class II-A-2    $317,343,000  (3)  Super Senior, Sequential Pay    Variable Rate
Class II-A-3     $22,484,000  (3)  Super Senior, Sequential Pay    Variable Rate
Class II-A-4     $72,453,000  (3)  Super Senior, Sequential Pay    Variable Rate
Class II-A-5    $137,426,000  (3)  Super Senior, Sequential Pay    Variable Rate
Class II-A-6     $31,780,000  (3)  Super Senior Support,           Variable Rate
                                   Pass-Through
Class B-1        $14,879,000  (4)  Subordinated                    Variable Rate
Class B-2         $7,227,000  (4)  Subordinated                    Variable Rate
Class B-3         $4,250,000  (4)  Subordinated                    Variable Rate

     Non-Offered Certificates
Class B-4         $3,826,000  (4)  Subordinated                    Variable Rate
Class B-5         $2,550,000  (4)  Subordinated                    Variable Rate
Class B-6         $2,126,463  (4)  Subordinated                    Variable Rate

----------
(1)  Approximate. The initial principal balances are subject to adjustment.
(2) The pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans in the first loan group. For the initial distribution date in March 2006, this rate is expected to be approximately 5.634% per annum.
(3) The pass-through rate with respect to each distribution date will be a per annum rate equal to the net WAC of the mortgage loans in the second loan group. For the initial distribution date in March 2006, this rate is expected to be approximately 5.570% per annum.
(4) The pass-through rate with respect to each distribution date will be a per annum rate equal to the weighted average of the net WACs of both loan groups. For the initial distribution date in March 2006, this rate is expected to be approximately 5.582% per annum.


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Allocation of Amount to be Distributed on the Class A Certificates

Group I-A Certificates

         On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Principal Distribution Amount for the Group I-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group I-A Certificates, sequentially, to the Class I-A-R and Class I-A-1 Certificates.

Group II-A Certificates

         On each Distribution Date occurring prior to the Subordination Depletion Date, the Class A Principal Distribution Amount for the Group II-A Certificates will be allocated among and distributed in reduction of the Principal Balances of the Group II-A Certificates, concurrently, as follows:

         A. approximately 18.9170372665%, concurrently, to the Class II-A-1 and Class II-A-6 Certificates, pro rata; and

         B. approximately 81.0829627335%, sequentially, to the Class II-A-2, Class II-A-3, Class II-A-4 and Class II-A-5 Certificates.